SUB-ITEM 77K: Changes in Registrants Certifying
Accountant

KPMG LLP (KPMG), the previous independent registered public accounting firm of the Elfun
International
Equity Fund, Elfun Trusts, Elfun Diversified Fund,
Elfun Tax-Exempt Income Fund, Elfun Income Fund and Elfun Government Money Market Fund
(collectively, the Funds), resigned as of June 30, 2016. On
November 30, 2016, the Boards of Trustees of the
Funds, upon the recommendation of the Audit
Committees, appointed Ernst & Young LLP (EY) as the Funds independent registered public accounting firm. The previous reports issued by KPMG on the Funds financial statements for the fiscal years ended
December 31, 2014 and December 31, 2015, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds fiscal years ended December 31, 2014 and December
31, 2015 and through the period ended June 30, 2016, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years or periods; and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended. As indicated above, the Boards of Trustees have appointed EY as the independent registered public accounting firm to audit the Funds financial statements for the fiscal year ended December 31, 2016. During the Funds fiscal years ended December 31, 2014 and December
31, 2015 and through November 30, 2016, neither the Funds nor anyone on their behalf have consulted
EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).